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                                                                    EXHIBIT 10.8

                                            [UroCor, Inc. Letterhead]

                                                      July 23, 1998


VIA FACSIMILE TRANSMISSION

Michael W. George
1520 Yeatman Station Road
Landenberg, PA  19350

Dear Mike:

This letter will formally outline the details that were discussed concerning the position of President & Chief Operating Officer, which reports directly to me. The objective of this letter is to outline the details of this offer.

START DATE: August 18, 1998

BASE SALARY: $8,461.54 bi-weekly

BONUS:

First year bonus will be 40% of base salary. Second year bonus will increase to 50% of base salary. This bonus will be based upon achievement of corporate objectives, as well as, individual accomplishments. Additionally, each year will include the potential for a 25% over achievement bonus (i.e. 62.5% of total base salary). The first year bonus will be guaranteed at 100% payout for the period in the position from August 18, 1998 through December 31, 1998.

STOCK OPTIONS:

UroCor offers an incentive stock option program. Under this program you will receive 150,000 initial stock options which will vest in equal amounts annually over a five (5) year period. The price per share will be set based upon the closing price for UroCor stock on the first day of your employment. The exercise period will be ten (10) years.

Additionally, you will receive 10,000 incentive stock options per year for five
(5) years starting with the 1998 grant described below. The exercise price for these shares will be based upon the closing price for UroCor stock on the date when these shares are approved for the next Operating Plan Cycle. Each option grant will vest on the third anniversary after the date of the grant; however, the options will have accelerated vesting if the operating plan is attained. (The shares will vest immediately on the date that the Board determines that the operating plan for the previous year has been achieved.) For 1998, you will receive 10,000 shares with the exercise price for these shares being the closing market price for UroCor on the first day of your employment.

You will also be eligible to participate, as appropriate, in any other special bonus or stock option programs for senior managers.

RELOCATION:

From a relocation perspective, as we discussed, UroCor will reimburse you for physical-moving expenses and up to $40,000 for other relocation expenses. UroCor will also make available $1,000 per month for up to nine (9) months of temporary living expenses. Additionally, we will make available expenses for travel between Oklahoma City and Philadelphia on a weekly basis.

OTHER PROVISIONS:

As we discussed, in the event of termination without "cause", or resignation for "good reason", the company will provide nine (9) months' base salary paid on a bi-weekly basis. In the event of termination


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without "cause" or resignation for "good reason" within the first year of employment, a twelve (12) month severance provision is provided for. For purposes of this entire offer letter: 1) "cause" is limited to fraud, embezzlement or conviction of a felony involving moral turpitude, and 2) "good reason" shall be defined as your job title and/or responsibilities being reduced from President and Chief Operating Officer. It is also understood that any severance received under this offer letter shall not be subject to offset or duty to mitigate.

In the event of a change of control, you shall receive eighteen (18) months' severance, and all of your options will vest immediately. In the event the Board approves a plan that affords greater benefits to Senior Management than those stipulated in this offer letter, you will, of course, participate in the Board approved plan. For purposes of this Offer Letter, "change in control" shall be defined as change in ownership or control as contemplated in Section 280G of the Internal Revenue Code.

We also discussed the election of your position to the Board of Directors of UroCor, Inc. Our intention will be to nominate and vote on this election at our next designated board meeting, which will be held in August.

BENEFITS:

UroCor standard benefits consist of Term Insurance at two (2) times' annual salary (capped at $200,000), short & long-term disability, medical/dental Insurance for you and your family at a subsidized monthly rate. In the event you choose not to participate in the company's medical plan, you will receive an allowance of $350 per month. Further, the company offers a 401K retirement plan with a company match of 25% after one year of employment on the first 12% of contribution. Also, the company has an employee stock purchase plan which provides for a 15% discount to FMV, capped at $25,000 annually. As discussed, you will also be eligible for three (3) week's vacation per year with an additional five (5) floating holidays/personal days for a total of four (4) weeks per year.

As with all employees, your employment is "at will", provided the terms of this letter are met. You will also be required to sign a Confidentiality and a one-year Non-Compete Agreement with UroCor, Inc. As an employee of UroCor, Inc., you will be provided with a copy of the UroCor, Inc. Employee Manual and insurance booklets, which outline our personnel policies and benefits program. Any questions regarding UroCor policy, benefits administration or eligibility should be directed to Inez Dunn at extension 4121.

Mike, I am very excited about the prospect of your joining UroCor and believe you will make a significant impact in our organization's growth over the next several years. I look forward to working with you to accomplish great things. Please let me know at your earliest convenience what additional areas we should discuss.

If you have any questions, please do not hesitate to contact me at (405)
290-4101.


                                               Sincerely,

                                               /s/ William A. Hagstrom

                                               William A. Hagstrom,
                                               Chairman & CEO
WAH:jr


                                               /s/ Michael W. George
                                               ---------------------------------
                                               Signature of Michael W. George

                                               8/10/98
                                               ---------------------------------
                                               Accepted Date



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                            [UroCor, Inc. Letterhead]

                                 January 8, 2001

Michael W. George
President and Chief Executive Officer
UroCor, Inc.
840 Research Parkway
Oklahoma City, OK 73014

Re:      July 23, 1998 Offer Letter

Dear Mike:

         This letter agreement confirms the discussions between UroCor, Inc. and you regarding a modification to the July 23, 1998, letter agreement between you and the Company with respect to certain annual grants of stock options described therein. This letter confirms that in consideration for the grant of certain stock options by the Company to you as of August 18, 2000, and other good and valuable consideration, you agree that notwithstanding the provisions of the second paragraph under the caption "Stock Options" set forth in such letter, the Company shall be under no obligation to make the grants of options exercisable for 10,000 shares of UroCor Common Stock in 2001 and 2002 that otherwise would have been required thereunder.

         If the foregoing sets forth our agreement, kindly acknowledge that fact by your execution of this letter in the space provided below.

                          Very truly

                          UROCOR, INC.


                          By /s/ Bruce C. Hayden
                            ----------------------------------------------------
                            Bruce C. Hayden, Senior Vice President,
                            Chief Financial Officer, Secretary and Treasurer

Acknowledged and Agreed as of the date set forth above:


 /s/ Michael W. George
-------------------------------
Michael W. George